Registration No. 333-258822

Registration No. 333-252370

Registration No. 333-274542

As filed with the Securities and Exchange Commission on June 14, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to FORM S-3 Registration No. 333-258822

Post-Effective Amendment No. 1 to FORM S-3 Registration No. 333-252370

Post-Effective Amendment No. 1 to FORM S-3 Registration No. 333-274542

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ESPORTS ENTERTAINMENT GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	7900	26-3062752
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Block 6, Triq Paceville

St. Julians, Malta, STJ 3109

+356 2713-1276

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

State Agent and Transfer Syndicate

112 North Curry St

Carson City, Nevada 89703

(775) 882-1013

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Shane Segarra, Esq.

Holland & Knight LLP

701 Brickell Avenue, Suite 3300

Miami, Florida 33131

Tel: (305) 374-8500

Approximate date of commencement of proposed sale to the public: N/A.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”), filed by Esports Entertainment Group, Inc., a Nevada corporation (the “Company”), relates to the following Registration Statements on Form S-3 and Form S-3 MEF (each a “Registration Statement” and collectively, the “Registration Statements”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

●	Registration Statement on Form S-3 (No. 333-252370) filed by the Company with the Securities and Exchange Commission (the “SEC”) on January 25, 2021, as amended by Amendment No. 1 thereto filed by the Company with the SEC on February 3, 2021, registering an indeterminate number of (a) shares of common stock, par value $0.001 per share of the Company (“Common Stock”), (b) shares of preferred stock, par value $0.001 per share of the Company (“Preferred Stock”), (c) debt securities, (d) warrants to purchase Common Stock, Preferred Stock or debt securities of the Company, (e) subscription rights to purchase Common Stock or Preferred Stock of the Company, and (f) units, consisting of some or all of these securities, with an aggregate maximum offering price of all securities sold pursuant to such registration statement not to exceed $100,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies;

●	Registration Statement on Form S-3 (No. 333-258822) filed by the Company with the SEC on August 13, 2021, registering an aggregate of 150 shares (6,000,000 shares pre reverse stock splits subsequent to the initial filing of this Form S-3) of Common Stock, par value $0.001 per share of the Company, relating to the resale of such shares of Common Stock by the selling stockholders named therein; and

●	Registration Statement on Form S-3 MEF (No. 333-274542) filed by the Company with the SEC on September 15, 2023, registering an additional $1,197,709 aggregate maximum amount of the Company’s securities for an offering under Registration Statement on Form S-3 (No. 333-252370).

The Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that remain unsold or unissued at the termination of the offerings, the Company is filing this Post-Effective Amendment to the Registration Statements to withdraw and remove from registration any and all securities that remain unsold or otherwise unissued under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carson City, State of Nevada, on June 14, 2024.

ESPORTS ENTERTAINMENT GROUP, INC.

By:	/s/ Alex Igelman
Alex Igelman
Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.